Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form SB-2—Amendment No. 1) of Biovest International, Inc., for the registration of 18,000,000 shares of its common stock, and to the inclusion of our report, dated December 1, 2005, with respect to the consolidated financial statements of Biovest International, Inc. and subsidiary included in the Registration Statement as of and for each of the years in the period ended September 30, 2005.

/s/ Aidman, Piser & Company, P.A.

Tampa, Florida

November 13, 2006